Exhibit 10.29

Employment Agreement

This Employment Agreement (the “Agreement”) dated as of January 27, 2005, and effective as of February 1, 2005 (the “Effective Date”), is made by and between Alan Oshima (the “Executive”) and Hawaiian Telcom MergerSub, Inc. and any of its subsidiaries and affiliates as may employ Executive from time to time (collectively, and together with any successor thereto, the “Company”). Notwithstanding anything herein to the contrary, this Agreement shall be void and of no force and effect if within 20 days of the Effective Date the Company or the Principal Stockholders are not, acting reasonably and in good faith, satisfied with the results of a background check on the Executive.

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions.

(a)	“Agreement of Merger” shall mean the certain Agreement of Merger by and among GTE Corporation, Verizon HoldCo LLC, Paradise MergerSub Inc. and the Company dated May 21, 2004.

(b)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(c)	“Base Case Performance Target” for an applicable year shall have the meaning set forth on Exhibit B.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	the Executive’s failure to follow a legal order of the Board, other than any such failure resulting from the Executive’s Disability, and such failure is not remedied within 30 days after receipt of written notice;

(ii)	Executive’s gross or willful misconduct to the Company;

(iii)	Executive’s conviction of a felony or of a crime involving material dishonesty or moral terpitude;

(iv)	Executive’s fraud or personal dishonesty involving the Company’s assets; or

(v)	the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.

(f)	“Company” shall have the meaning set forth in the preamble hereto.

(g)	“Compensation Committee” means the Compensation Committee of the Board.

(h)	“Closing Date” shall have the meaning set forth in the Agreement of Merger.

(i)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) or Section 4(a)(viii), the expiration of the then-applicable Term.

(j)	“Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term and which determination is made by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(k)	“Executive” shall have the meaning set forth in the preamble hereto.

(l)	“Executive Bonus Plan” shall have the meaning set forth in Section 3(c).

(m)	(i) The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

(A) failure of the Company to continue the Executive in the position of Vice President and General Counsel;

(B) failure of the Principal Stockholders to satisfy their requirements under the last sentence of Section 3(b) of the Agreement;

(C) the Company’s material breach of this Agreement;

(D) the relocation of the Executive’s principal office, without his consent, to a location that is in excess of 100 miles from Honolulu, Hawaii; or

(E) failure of the Company to make any payment or provide any benefit in accordance with this Agreement.

(ii)	The Executive may not resign his employment for Good Reason unless:

(A) the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and

(B) the Company has not remedied the alleged violation(s) within the 30-day period.

(n)	“Inventions” shall have the meaning set forth in Section 8.

(o)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(p)	“Outside Closing Date” shall mean the later to occur of (i) date of termination set forth in Section 10.1 of the Agreement of Merger or (ii) a date selected by the Principal Stockholders in their sole discretion.

(q)	“Principal Stockholders” shall mean Carlyle Partners III, L.P. a Delaware limited partnership and its affiliates.

(r)	“Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a)	The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c)

Position and Duties. The Executive shall serve as Senior Vice President and General Counsel of the Company and shall have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority, as may from time to time be reasonably assigned to the Executive by the Board. The Executive shall report to the Chief Executive Officer. The Executive shall devote his full working time, attention and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities. The Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld.

3.	Compensation and Related Matters.

(a)	Annual Base Salary. During the portion of the Term which follows the Closing Date, the Executive shall receive a base salary at a rate of $250,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to any increase as determined in accordance with the customary compensation practices or policies of the Company (the “Annual Base Salary”). Annual Base Salary may be increased, but not decreased, from time to time by the Board.

(b)	Interim Period. During the period between the Effective Date and the Closing Date,

(i) Executive shall receive monthly payments of a salary at the rate of his Annual Base Salary;

(ii) Subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for reimbursement, the Company shall reimburse Executive for any reasonable premiums paid in connection with the Executive’s purchase of (A) health care insurance coverage (including an election to receive COBRA continuation health care coverage from his previous employer), and (B) a one-year term life insurance policy that would pay the Executive’s beneficiary up to $375,000 upon the death of the Executive, provided, however, that such reimbursements under subsections (A), and (B) of this Section 3(b) shall cease once the Executive becomes eligible for coverage under the Company’s health and life insurance plans. Upon Executive becoming so eligible, he shall cancel such policies and return the refunded premium, if any, to the Company; and;

(iii) the Executive shall be entitled to participate in The Carlyle Group’s long-term disability insurance plan in a manner and level of benefit consistent with his job title and duties in accordance with the terms of such disability plan for any period prior to the Executive becoming eligible for any long-term disability coverage under the Company’s applicable long-term disability insurance plan.

The Principal Stockholders shall make any payments described in this Section 3(b) that the Company is unable to make.

(c)	Annual Performance Bonus. During the Term, the Executive will participate in an annual performance-based bonus plan (“Executive Bonus Plan”) established by the Compensation Committee at a target level of $187,500 (“Target Level”). Such bonus shall be payable at such time as bonuses are paid to other senior executive officers who participate therein. Notwithstanding the foregoing, with respect to each of the Company’s fiscal years that ends during the Term other than the fiscal year ending December 31, 2004, the amount of the Executive’s annual bonus payable pursuant to such plan shall be determined as set forth on Exhibit A. Notwithstanding anything herein to the contrary, no bonus shall be paid if the Closing Date does not occur prior to the Outside Closing Date.

(d)	Equity Participation. During the Term, the Executive shall be entitled to participate in the Stock Option Plan of the Company and on the Closing Date shall be granted options to purchase a percentage of the Company’s common stock (“Common Stock”) (such percentage shall be calculated on the Closing Date in a manner agreed upon by the parties and calculated prior to considering any dilution of such stock) at an exercise price per share equal to the per share cost paid by the Principal Stockholders to acquire the Company. During the Executive’s employment with the Company, one-quarter of such stock options shall become vested and exercisable based on the passage of time and three-quarters shall become vested and exercisable based on the Company’s achievement of the performance targets set forth in Exhibit A to the Stock Option Agreement. The grant of stock options shall be governed by the terms of the Stock Option Plan to be adopted by the Company and Stock Option Agreement substantially in the form attached hereto as Exhibit C.

(e)	Benefits. The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with the Executive’s position.

(f)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by his in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

(g)	Vacation. During the Term, the Executive shall be entitled to three weeks paid vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Paid vacation for a calendar year that has not been taken by Executive during such calendar year shall carry over to any subsequent period up to a maximum accumulated six weeks.

4.	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(vii)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(viii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(ix)	Failure to Close. The Executive’s employment hereunder shall terminate in the event that the Closing Date does not occur prior to the Outside Closing Date.

(b)

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)and (a)(ix)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of

Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”) provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Company Obligations Upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive a lump sum equal to the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.	Severance Payments.

(a)	Termination for Cause, Resignation without Good Reason or upon Non-extension by the Executive. If the Executive’s employment shall terminate pursuant to Sections 4(a)(iii) for Cause, Section 4(a)(vi) without Good Reason, or pursuant to Sections 4(a)(viii) due to Non-extension of the Agreement by the Executive, the Executive shall not be entitled to any severance payment or benefits (other than as expressly provided for herein or under any benefit plan).

(b)	Termination upon death or Disability. If the Executive’s employment shall terminate pursuant to Sections 4(a)(i) due to the Executive’s death, or pursuant to Section 4(a)(ii) due to the Executive’s Disability, the Company shall pay to the Executive (or the Executive’s estate):

(i)	within 30 days following the Date of Termination and otherwise in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six months following the Date of Termination; and

(ii)	a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee).

(c)	Termination without Cause or Resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv) or for Good Reason pursuant to Section 4(a)(v), the Company shall, subject to the Executive’s execution of a general waiver and release of claims in the Company’s customary form:

(i)	Continue to pay, in accordance with normal payroll practices, the Executive’s Annual Base Salary for the period beginning on the Date of Termination and ending on the earliest to occur of (A) the six month anniversary of the Date of Termination or (B) the first date the Executive violates any covenant contained in Section 6, 7, 8 or 9; and

(ii)	Continue coverage (at the Company’s expense) for the Executive and any dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination (under the same terms as during employment) for the period set forth in Section 5(c)(i).

(d)	Failure to Close. If the Executive’s employment shall terminate pursuant to Sections 4(a)(ix) due to the Closing Date not occurring prior to the Outside Closing Date, the Principal Stockholders shall, within thirty days after the Outside Closing Date, pay to the Executive a lump-sum amount equal to six months of the Executive’s then applicable Annual Base Salary.

(e)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(f)	Mitigation. The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive hereunder.

6.	Competition.

(a)

The Executive shall not, at any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any telecommunication business of the Company or any entity owned by the Company anywhere in the United States provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent

(5%) of the outstanding interest in such business. Nothing herein shall prevent the Executive from engaging in any activity with, or holding any financial interest in, a non-competitive division, subsidiary or affiliate of an entity engaged in a business that competes with the Company so long as such activities do not harm the Company. Notwithstanding anything herein to the contrary, if the Executive’s employment shall terminate pursuant to Section 4(a)(ix) due to the Closing Date not occurring prior to the Outside Closing Date, the restrictions of this Section 6(a) shall only apply during the Term, provided, however, that the foregoing shall in no way apply to or limit the restrictive period of any other covenants in this Agreement.

(b)	During the Term and during the term set forth in Section 6(a), the Executive will not, except in the performance of his duties for the Company, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate, or otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose that is prohibited by subsection (a) above. Nothing herein shall prevent the Executive from serving as a reference.

(c)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

7.	Nondisclosure of Proprietary Information.

(a)

Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes that are in his possession, custody or control. The Executive shall be permitted to retain his rolodex (and similar address and telephone directories).

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall: (i) give the Company the earliest reasonably possible notice thereof, (ii) as much reasonably in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and (iii) reasonably assist (the “Assistance”) such counsel in resisting or otherwise responding to such process. The Company shall reimburse the Executive for all reasonable expenses he incurs in providing such Assistance. Notwithstanding Section 7(a), the Executive may use or disclose information that is public knowledge.

(d)	As used in this Section 7, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) directly related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Non-Disparagement.

Except in a proceeding to enforce this Agreement, at any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination, each of the parties agrees that it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character or reputation of the other or the other’s agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony request of either party hereto by any court or government agency.

10.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7, 8 and 9 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

11.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates, provided said successor entity assumes all of the obligations of the Company hereunder. The Executive may not assign his rights or obligations under this Agreement to any individual or entity, except his estate upon his death. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, overnight courier service or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 200

Washington, D.C. 20004

Fax: (202) 347-1692

Attn: Michael S. Ruley

and a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Fax: (212) 751-4864

Attn: Jed W. Brickner

(b)	If to the Executive:

Alan Oshima

3274 Kaohinani Drive

Honolulu, HI 96817

or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.	Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that except as required by applicable law no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7, 8 or 9 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the closure of the arbitration record, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.

20.	Validity; Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.	Sole Employment Agreement.

The Executive acknowledges and agrees that he has taken all actions required under the terms of any prior employment in order to terminate that employment and that the provisions contained in that employment agreement, if any, do not bind the Company.

23.	Indemnification and Insurance.

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of New York, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges and expenses incurred or sustained by his in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee the Company or any of its subsidiaries or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 23)). The provisions of this Section 23 shall survive any termination of Executive’s employment or any termination of this Agreement.

24.	Principal Stockholders’ Obligations.

Except as provided in Sections 3(b) and 5(e), the Principal Stockholders shall have no obligations under this Agreement.

25.	Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Michael S. Ruley
Name: Michael S. Ruley
Title: CEO

EXECUTIVE

By:	/s/ Alan M. Oshima
Name: Alan M. Oshima
Address:

PRINCIPAL STOCKHOLDERS

By:
Name:
Address:

Exhibit A

ANNUAL BONUS SCHEDULE

Base Case PERFORMANCE TARGET:	% of Target Level*:
Less than 90%	0%
90% to 100%	75% to 100%
100% or greater	100%

*	Target Level percentages between benchmarks shall be determined by means of linear interpolation.[1]

[1]	For example, if the Company achieves a Base Case equal to 94% of the Performance Target in a given year, then the bonus Target Level for such year shall be 85% (i.e., the bonus Target Level shall be increased by 2.5% for each full percentage point that the Performance Target is in excess of the 90% (up to 100% Performance Target)).

Exhibit B

EXECUTIVE BONUS PLAN

ANNUAL BONUS PERFORMANCE TARGETS

($ Millions)

Year Ending December 31

	2005	2006	2007	2008	2009
Base Case Performance Target - Revenue		$641	$658	$671	$681
Base Case Performance Target - EBITDA		$271	$278	$286	$293
Base Case Performance Target - Free Cash Flow		$71	$84	$103	$116

Exhibit C

[Form of Stock Option Agreement]